EXHIBIT 99.1


NEWS RELEASE
[GRAPHIC OMITTED]



   APA OPTICS, INC. REPORTS LOSS FOR SECOND QUARTER AND FIRST 6 MONTHS OF FISCAL
                                      2003

              Cash Position Remains Strong with $29 million On Hand

Minneapolis, MN, October 29, 2002 -- APA Optics, Inc. (Nasdaq: APAT), today reported a net loss of $1,318,737, or 11 cents a share, for the second quarter of fiscal 2003, ended September 30, 2002, as compared to the loss of $1,364,499, or 11 cents a share, posted for the second quarter of its 2002 fiscal year. The decreased loss was attributable to reduced operating expenses.

"Our financial results reflect the stalled economy in general, and in fiber optics communications in particular", commented Anil Jain, the president and chief executive officer. "We continue to monitor the fiber optic component marketplace but do not see a rebound in the near future, particularly for long haul applications. We also believe that the market for optical components will be highly competitive and will result in significantly lower prices, due to the entry of a large number of Asian manufacturers. We recently took steps to reduce our workforce, mainly in fiber optic component manufacturing, and lower operating expenses in an effort to preserve cash," said Jain. The Company expects to see the benefits of the latest cost cutting measures in the fiscal third quarter ending December 31, 2002. "We are modifying our business plans to focus on developing and delivering packaged solutions for fiber optic communication applications. Most of the components in these solutions will be supplied by Asian manufacturers," added Jain.

APA continues to pursue opportunities in Gallium Nitride (GaN) based UV detection products and its R&D activities in the area of GaN based Hetero-junction Field Effect Transistors (HFETs) for high-speed communication, a technology with substantial market potential. "We believe our GaN based technology and our patents will be an instrumental part of APA Optics, Inc.'s future success," said Jain.

For the first six months of fiscal year 2003, the Company experienced a net loss of $2,571,730, or 22 cents a share, as compared to a loss of $2,009,560, or 17 cents a share, reported for the first six months of fiscal 2002. Revenues decreased for the first six months, with $111,351 reported for fiscal 2003, as compared to $521,909 for the first six months of fiscal 2002.

     The weighted average shares outstanding for the second quarter of the 2003 fiscal year totaled, 11,874,957 as compared to the 11,917,465 weighted average shares outstanding during the three months ended September 30, 2001. For the six months ended September 30, 2002 the weighted average shares outstanding were 11,875,396 compared to 11,917,378 for the six months ended September 30, 2001.

On October 1, 2002, the Company extended its stock repurchase plan. "We continue to believe our stock is undervalued and plan to repurchase shares to cover current and future option and warrant commitments," said Jain. Under the extension, the Company may purchase up to the greater of 500,000 shares or $2 million dollars of its common stock. As of September 30, 2002, the Company had repurchased 46,750 shares for a total of approximately $99,000.

APA Optics/page two

Forward-looking statements contained herein are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation, delays in or increased costs of production, delays in or lower than anticipated sales of the Company's new products, the Company's ability to sell such products at a profitable price, the Company's ability to fund operations, and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements. The Company undertakes no obligation to update such statements to reflect actual events.

FINANCIAL RESULTS

                                         Three Months Ended             Six Months Ended
                                            September 30,                September 30,
                                      --------------------------  --------------------------
                                          2002          2001          2002          2001
                                      ------------  ------------  ------------  ------------
Revenues                              $    38,900   $    87,574   $   111,351   $   521,909

Costs and expenses:
  Cost of sales                           718,944       957,316     1,476,677     1,900,168
  Research and development                336,680       236,299       689,847       418,892
  Selling, general and
    administrative                        397,824       510,217       717,935       946,832
                                      ------------  ------------  ------------  ------------
                                        1,453,448     1,703,832     2,884,459     3,265,892

Loss from operations                   (1,414,548)   (1,616,258)   (2,773,108)   (2,743,983)

Interest income                           122,797       282,673       255,889       802,262
Interest expense                          (26,736)      (30,527)      (54,011)      (66,452)
                                      ------------  ------------  ------------  ------------
                                           96,061       252,146       201,878       735,810

Loss before income taxes               (1,318,487)   (1,364,112)   (2,571,230)   (2,008,173)

Income taxes                                  250           387           500         1,387
                                      ------------  ------------  ------------  ------------

Net loss                               (1,318,737)   (1,364,499)   (2,571,730)   (2,009,560)
                                      ------------  ------------  ------------  ------------

Net loss applicable to common
  shareholders                        $(1,318,737)  $(1,364,499)  $(2,571,730)  $(2,009,560)
                                      ============  ============  ============  ============

Net loss per share:
  Basic and diluted                        ($0.11)       ($0.11)       ($0.22)       ($0.17)
                                      ============  ============  ============  ============

Weighted average shares outstanding:
  Basic and diluted                    11,874,957    11,917,465    11,875,396    11,917,378
                                      ============  ============  ============  ============

APA Optics/page three

FINANCIAL RESULTS (Continued)

                                                   September 30,     March 31,
                                                       2002            2002
                                                  ---------------  -------------
Assets:
  Cash and equivalents                            $   28,967,391   $ 31,606,403
  Other current assets                                   115,211        234,276
  Property, plant and equipment, net                   3,593,535      3,748,004
  Other assets                                           646,011        807,727
                                                  ---------------  -------------

     Total assets                                 $   33,322,148   $ 36,396,410
                                                  ===============  =============

Liabilities:
  Current liabilities                                  2,071,086      2,426,475
  Long-term liabilities                                  229,305        465,018

Shareholders' equity:
  Common stock                                           118,723        118,759
  Additional-paid-in-capital                          51,666,793     51,578,185
  Accumulated deficit                                (20,763,759)   (18,192,027)
                                                  ---------------  -------------
     Total shareholders' equity                       31,021,757     33,504,917
                                                  ---------------  -------------

      Total liabilities and shareholders' equity  $   33,322,148   $ 36,396,410
                                                  ===============  =============

APA Optics, Inc. develops, manufactures and markets advanced products for the fiber optic network communications, optoelectronics and laser industries, including dense wavelength division multiplexing (DWDM) components, ultraviolet
(UV) detectors and devices for consumer UV monitoring based on compound semiconductor technology, nitride epitaxial layers and custom optics.


APA Optics, Inc. Contact Information:
-------------------------------------

Bob Ringstad
Chief Financial Officer
ir@apaoptics.com
----------------
763-784-4995

Anil Jain
Chief Executive Officer
infor@apaoptics.com
-------------------
763-784-4995